Exhibit 23.2

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement of BNB Plus Corp. (formally Applied DNA Sciences, Inc.) on Form S-1 (File Nos. 333-233830, 333-234664, 333-266223, 333-266512, 333-277832, 333-278890, 333-283315 and 333-291156), Form S-3 (File Nos. 333-238557, 333-252280, 333-266217 and 333-272267) and Form S-8 (File Nos. 333-182350, 333-205123, 333-231944, 333-249365, 333-282414 and 333-288938) of our report dated December 17, 2024, except Note K, as to which date is December 19, 2025 with respect to our audit of the consolidated financial statements of BNB Plus Corp. (formerly Applied DNA Sciences, Inc.) and Subsidiaries as of September 30, 2024 and for the year ended September 30, 2024, which report is included in this Annual Report on Form 10-K of BNB Plus Corp. (formally Applied DNA Sciences, Inc.) for the year ended September 30, 2025.

/s/ Marcum llp

Marcum llp

Melville, NY

December 19, 2025